THIS AGREEMENT is made effective the 18th day of December 2007

BETWEEN:

(1) **TEEKAY TANKERS MANAGEMENT SERVICES LTD.**, a company incorporated under the laws of the Republic of the Marshall Islands whose registered office is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 ('TTMS'); and

(2) **TEEKAY SHIPPING LIMITED**, a company incorporated under the laws of the Commonwealth of the Bahamas with Company Registration Number 5621B whose registered office is at Bayside House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box A.P. 59213, Nassau, The Bahamas ('TSL')

WHEREAS:

A. By a management agreement dated as of 18 December 2007 made between Teekay Tankers Ltd. ("TTL") and TTMS as the same may be amended from time to time (the "Management Agreement"), TTMS is obliged to provide certain Technical Services (as defined in the Management Agreement) in respect of certain Vessels (as defined in the Management Agreement);

B. TSL is an Affiliate (as defined in the Management Agreement) of TTMS and is a provider of a variety of global shipping and associated services, including the Technical Services, for persons or entities like TTMS who are in need of having such services provided for them; and

C. TTMS wishes to contract TSL to provide the Technical Services (other than any Commercial Management Services, as defined in the Management Agreement) for TTMS and TSL is willing to provide the Technical Services (other than any Commercial Management Services) for TTMS under the terms of this Agreement.

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants and agreements herein contained the parties hereto agree as follows:

1 Definitions

1.1 In this Agreement the following terms shall have the meanings set out below:

1.1.1 'Services' means the Technical Services (other than any Commercial Management Services).

1.1.2 'Service Fee' means the fee for the Services as set out in clause (b) of Section 8.1 of the Management Agreement.

1.2 Interpretation: In this Agreement:

1.2.1 References to persons include references to bodies corporate and unincorporate.

1.2.2 Unless the context requires otherwise, words in the singular number include the plural number and vice versa.

1.2.3 Words in one gender include all other genders.

1.2.4 Clause headings are inserted for convenience only and shall not effect the construction of this Agreement and, unless otherwise specified, all references to clauses and schedules are to clauses of, and schedules to, this Agreement.

2 Appointment and Acknowledgement

2.1 TTMS hereby appoints TSL to provide and TSL, while also hereby acknowledging receipt of a copy of the Management Agreement for its reference, hereby agrees to provide the Services for TTMS subject to and upon the terms and conditions set out in this Agreement.

3 Services

3.1 TSL shall, except as otherwise instructed by TTMS in writing, provide all or any of the Services for TTMS as TTMS may from time to time reasonably request.

3.2 TSL shall retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services for TTMS in accordance with this Agreement.

3.3 In exercise of its duties hereunder, TSL shall at all times provide the Services diligently and in a commercially reasonable manner and be responsible to TTMS for the due and proper provision of the same.

3.4 TSL shall keep full and proper books, records and accounts showing clearly all transactions relating to its provision of the Services in accordance with established general commercial practices and in accordance with generally accepted accounting principles, and allow TTMS and its representatives to audit and examine such books, records and accounts at any time during customary business hours.

4 Service Fee and Direction to Pay

4.1 In return for TSL providing the Services for TTMS hereunder, TTMS shall, after first recording the Service Fee on its books, and as provided for by Section 8.4 of the Management Agreement, direct TTL to pay the Service Fee to TSL.

5 Subcontracting

5.1 TSL shall not assign, sub-contract or sub-license any of the obligations or rights hereunder to any party that is not an Affiliate of TSL without the prior written consent of TTMS and provided that in all cases TSL shall remain responsible for the due fulfillment of this Agreement .

6 Termination and Variation

6.1 Either party may terminate this Agreement upon giving to the other party at least sixty (60) days prior written notice of the effective date of termination.

6.2 This Agreement shall automatically terminate:

6.2.1 should the Management Agreement be terminated;

6.2.2 at the option of the party not in breach, if either party breaches a material obligation of this Agreement and fails to remedy the breach within thirty (30) days after written notice thereof;

6.2.3 at the option of the other party, if a party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceedings for a reorganization or arrangement of debts, dissolution, or liquidation under any law or statute or any jurisdiction applicable thereto, or if any such proceedings shall be commenced and not dismissed or otherwise disposed of within sixty (60) days; or

6.2.4 if a final judgment, order or decree which materially and adversely affects the ability of either party to perform its obligations under this Agreement shall have been obtained or entered against the other party and such judgment, order or decree shall not have been vacated, discharged or stayed.

6.3 Upon termination of this Agreement the Service Fee payable to TSL shall be calculated and paid to the actual date of termination. Any overpayment shall be refunded to TTMS and any underpayment shall be paid to TSL.

6.4 In the event of termination as herein provided, TTMS will be fully responsible and liable for any cost or expense incurred by TSL prior to such termination or as a consequence of such termination and TSL shall remain liable to TTMS to

account for monies received by TSL prior to termination and not expended prior to or as a consequence of termination.

7 Ratification and indemnification

7.1 TTMS ratifies and confirms and undertakes at all times to ratify and confirm whatever may be properly done or caused to be done by TSL in the provision of the Services.

7.2 TTMS undertakes to keep TSL and its employees and agents indemnified and to hold them harmless against all actions, proceedings, claims, demands, or liabilities whatsoever which may be brought against them due to this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling any or all of the same, provided however, that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to the negligence or willful misconduct of TSL or its employees or agents.

8 Force Majeure

8.1 Neither party shall be liable for any failure to perform its obligations under this Agreement due to any cause beyond its reasonable control.

9 Entire Agreement

9.1 This Agreement forms the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous agreements, written or oral, between the parties with respect to the subject matter hereof.

10 Severability

10.1 If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

11 Relationship between the Parties

11.1 The relationship between the parties is that of independent contractor. Nothing herein shall be interpreted so as to create a partnership, joint venture, employee or agency relationship between TSL and TTMS or any Affiliate of TTMS.

12 Confidential Information

12.1 TSL shall keep confidential, both during and after the currency of this Agreement, all information relating in any way to TTMS or any Affiliate of TTMS that it has acquired or developed in the course of providing the Services under this Agreement. The foregoing shall not apply to such information which is generally known to the public other than by way of breach of this Agreement by TSL and shall not apply to the extent that TSL is required by law to disclose any such information. TSL shall not make use of such information for any purpose other than in the course of providing the Services hereunder. TTMS shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by TSL of this obligation. TSL shall not resist such application for relief on the basis that TTMS has an adequate remedy at law, and TSL shall waive any requirement for the securing or posting of any bond in connection with such remedy.

13 Surrender of Books and Records

14.1 Upon termination of this Agreement TSL shall forthwith surrender to TTMS any and all books, records, documents and other property in the possession or control of TSL relating to this Agreement and to the business, finance, technology, trademarks or affairs of TTMS and except as required by law shall not retain any copies of the same.

14 Currency

14.1 Unless otherwise stated, all currency references herein are to United States Dollars.

15 Law and arbitration

15.1 This Agreement shall for all purposes be governed and construed in accordance with the laws of England & Wales. Any dispute arising out of this Agreement shall be referred to the exclusive jurisdiction of the High Court of England & Wales at London, England, subject to the procedures applicable thereto.

16 Modification and Inurement

16.1 This Agreement shall not be amended, altered or modified except by an instrument in writing executed by the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and be binding upon and inure to the benefit of their respective successors and assigns.

17 Notice

17.1 All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing and shall be given either by hand or by fax to the addresses below and shall be deemed to have been given when actually received:

If to TTMS:

Teekay Tankers Management Services Ltd.,
Bayside House,
Bayside Executive Park,
West Bay Street & Blake Road,
P.O. Box A.P. 59213,
Nassau, The Bahamas
Attn: Secretary

Fax: (242) 502-8840

If to TSL:

Teekay Shipping Limited
Bayside House,
Bayside Executive Park,
West Bay Street & Blake Road,
P.O. Box A.P. 59213,
Nassau, The Bahamas
Attn: Secretary

Fax: (242) 502-8840

or to any other address, fax number, email address or individual as either party may so designate to the other.

18 Waiver

18.1 The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

19 Counterparts

19.1 This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

IN WITNESS whereof the parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first above written

TEEKAY TANKERS MANAGEMENT SERVICES LTD.

By: ______________________
Name: Arthur Bensler
Title: Secretary

TEEKAY SHIPPING LIMITED

By: ______________________
Name: Arthur Bensler
Title: Attorney-in-fact